EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
May 1, 2018		(919) 716-2716

FIRST CITIZENS BANK COMPLETES MERGER WITH HOMEBANCORP, HOMEBANC
RALEIGH, N.C. — First-Citizens Bank & Trust Company (First Citizens Bank) announced that the merger of HomeBancorp Inc. and its subsidiary, HomeBanc, into First Citizens Bank is effective today (May 1).

The 13 HomeBanc branch offices will initially operate as HomeBanc, a division of First Citizens Bank. Customers should bank as they normally do at their existing branches. HomeBanc customer accounts will be converted to First Citizens Bank’s systems and new First Citizens signage will be installed at a later date.

Frank B. Holding Jr., chairman and CEO of First Citizens Bank, said: “We look forward to introducing ourselves to HomeBanc customers. In the months to come, our new customers will enjoy a robust banking experience, with expanded services and products. We look forward to building lasting relationships and continuing to provide exceptional service.”

On March 27, the shareholders of Tampa-based HomeBancorp voted to approve the merger agreement with Raleigh, N.C.-headquartered First Citizens Bank. The merger was also approved by the Federal Deposit Insurance Corp. and the North Carolina Commissioner of Banks.

HomeBanc customers should continue to use their current checks and cards. They will still have online and mobile access to their accounts. Customers with questions about their accounts can contact a representative at any of the HomeBanc division branches. For questions about First Citizens Bank, they can call the First Citizens Customer Care Center, 1.888.323.4732, between 7:00 a.m. and 11:00 p.m. Eastern time daily.

The completed merger will enhance First Citizens Bank’s presence in Florida, specifically in the Tampa and Orlando areas, which are new markets for the company.

The HomeBanc division has 13 retail branches in Lake Mary, Winter Park, Lakewood Ranch (Sarasota), Belleair Bluffs, Countryside (Clearwater), Dunedin, Kenneth City, Pinellas Park, Seminole, Largo, St. Petersburg, and in Tampa on North Dale Mabry Highway and in Westchase.

In addition to the HomeBanc branches, First Citizens Bank operates 15 branches in Florida — northeast (Duval and St. Johns counties), southeast (Martin, Palm Beach, Broward and Dade counties) and southwest (Collier and Lee counties) — with a commercial/business banking office in Sarasota.

First Citizens Bank Southeast Region Executive Ron Sanchez has added oversight of the HomeBanc division to his management of the bank’s operations in Florida. Sanchez is a veteran banker with 34 years of experience, nine at First Citizens. He is also responsible for the bank’s markets in Georgia, Virginia, Tennessee and Maryland.

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 500 branches in 19 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares Inc. (Nasdaq: FCNCA), which has $34 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit firstcitizens.com. First Citizens Bank. Forever First®.
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